August 29, 2012

WisdomTree Asset Management, Inc.

Attention: Jonathan Steinberg

380 Madison Avenue, 21st Floor

New York, NY 10017

With a copy to:

WisdomTree Asset Management, Inc.

Attention: Legal Department

380 Madison Avenue, 21st Floor

New York, NY 10017

Dear Mr. Steinberg,

Pursuant to that certain Sub-Advisory Agreement between WisdomTree Asset Management, Inc. (the “Investment Adviser”) and Mellon Capital Management Corporation (the “Sub-Adviser”) dated as of December 2, 2008 (the “Agreement”), the Sub-Adviser hereby provides the Investment Adviser with an amended Appendix A and Appendix B-1, and is hereby amended to the Agreement, to reflect the change of name from the International Hedged Equity Fund to the Europe Hedged Equity Fund.

Sincerely,

/s/ Richard Watson
Name: Richard Watson
Title: Executive Vice President
Acknowledged and agreed:

WisdomTree Asset Management, Inc.

By:	/s/ Jonathan Steinberg
Name:	Jonathan Steinberg
Title:	Chief Executive Officer

AMENDED AND RESTATED APPENDIX A

TO

SUB-ADVISORY AGREEMENT

Effective as of August 29, 2012

FUNDS FOR WHICH MELLON CAPITAL ACTS AS SUB-ADVISER

WisdomTree LargeCap Growth Fund

WisdomTree Europe Hedged Equity Fund (formerly WisdomTree International Hedged Equity Fund)

WisdomTree Managed Futures Strategy Fund

WisdomTree Asia Local Debt Fund

WisdomTree Global Real Return Fund

The Investment Adviser hereby appoints Mellon Capital, and Mellon Capital hereby accepts appointment as, the Sub-Adviser for the Funds set forth above.

WISDOMTREE ASSET MANAGEMENT, INC.		MELLON CAPITAL MANAGEMENT CORPORATION

By:	/s/ Jonathan Steinberg	By:	/s/ Richard Watson
	Name: Jonathan Steinberg		Name: Richard Watson
	Title: Chief Executive Officer		Title: Executive Vice President

50 Fremont Street, Suite 3900, San Francisco, CA 94105 | Tel 415.546.6056 | Fax 415.777.5699

APPENDIX B-1

TO

SUB-ADVISORY AGREEMENT

Effective as of August 29, 2012

WisdomTree Europe Hedged Equity Fund

(formerly WisdomTree International Hedged Equity Fund)

Annual Fees

Average Daily Net Assets	Basis Point Rate
First $1 billion	0.075% (seven and half basis points)
Next $1 billion	0.05% (five basis points)
Next $3 billion	0.03% (three basis points)
In excess of $5 billion	0.02% (two basis points)

Minimum Quarterly Fee	$12,500
Minimum Annual Fee	$50,000

The Fund shall pay a “Basis Point Fee” or a “Minimum Quarterly Fee” or a “Minimum Annual Fee”, as described below.

The Basis Point Fee applicable to the Fund shown above will be calculated as of the last day of each month based on the total of the average daily net assets of the Fund.

The monthly Basis Point Fee applicable to the Fund will be calculated as follows. First, the average daily net assets of the Fund are multiplied by the applicable Basis Point Rate(s) shown in the table above. The resultant dollar amount is then multiplied by a fraction, the numerator which is the number of days in the month and the denominator which is the number of days in the year, to generate the monthly “Basis Point Fee”. If the Fund is in operation for less than a full month, the Basis Point Fee will be adjusted on a pro rata basis based on the number of days the Fund is in operation during such month.

At the end of each calendar quarter, the total of the Basis Point Fee for the Fund for such quarter (i.e., the sum of the Basis Point Fee for each month in such quarter) will be compared to the Minimum Quarterly Fee for the Fund for such quarter. If the Basis Point Fee for the Fund for such quarter is higher than the Minimum Quarterly Fee for that quarter, the Fund shall pay the Basis Point Fee. If the Basis Point Fee for the Fund for such quarter is less than the Minimum Quarterly Fee for that quarter, the Fund shall pay the Minimum Quarterly Fee. Notwithstanding the foregoing, once the total of the fees payable to the Sub-Adviser with respect to the Fund in any calendar year equals or exceeds the Minimum Annual Fee payable for such calendar year (or the pro rata portion of the Minimum Annual Fee payable for partial calendar years), the Fund shall not be required to make further payments of the Minimum Quarterly Fee or Minimum Annual Fee with respect to the Fund for that calendar year.

The Minimum Quarterly Fee shall be calculated on a pro rata basis based on the number of days the Fund is in operation during a calendar quarter. The Minimum Annual Fee shall be calculated on a pro rata basis based on the number of days the Fund is in operation during a calendar year. For fee calculation purposes, the Fund’s commencement of operations is the date upon which assets necessary to purchase one creation

50 Fremont Street, Suite 3900, San Francisco, CA 94105 | Tel 415.546.6056 | Fax 415.777.5699

unit are contributed to the Fund. The Fund’s last day of operations is the date upon which its assets are liquidated. Monthly Basis Point Fees and Minimum Quarterly Fees, as applicable, will be payable in arrears on a calendar quarter basis within 30 days after the end of each calendar quarter.

The calculation of the Quarterly and Annual Fees for the WisdomTree Europe Hedged Equity Fund (formerly WisdomTree International Hedged Equity Fund) shall be aggregated with those funds set forth under the headings “International Equity Funds” and “International Sector Funds” on Appendix A of that certain Sub-Advisory Agreement between the Investment Adviser and Sub-Adviser (formerly BNYIA) dated as of September 1, 2007; provided, however, that the Minimum Quarterly Fee and Minimum Annual Fee set forth above shall not be aggregated and shall apply individually to the WisdomTree Europe Hedged Equity Fund.

If the Fund or the Investment Adviser terminates this Agreement (except to the extent permitted by Section 13B herein) before the end of the twelve month period beginning on the date of the Fund’s commencement of operations, the total Minimum Annual Fee will be calculated, due and payable as if the Manager had sub-advised the Fund for a full calendar year and the termination date is the last day of such full calendar year.

WISDOMTREE ASSET MANAGEMENT, INC.		MELLON CAPITAL MANAGEMENT CORPORATION

By:	/s/ Jonathan Steinberg	By:	/s/ Richard Watson
	Name: Jonathan Steinberg		Name: Richard Watson
	Title: Chief Executive Officer		Title: Executive Vice President

50 Fremont Street, Suite 3900, San Francisco, CA 94105 | Tel 415.546.6056 | Fax 415.777.5699

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